UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 1, 2006

Portrait Corporation of America, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-8550	57-1208051
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Matthews-Mint Hill Road, Matthews, North Carolina	28105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(704) 847-8011

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁪ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Company has entered into a Supply Agreement effective January 1, 2006, with Eastman Kodak Company (“Kodak”). Pursuant to the Supply Agreement, the Company has agreed to purchase 100% of its North American requirements for color negative film from Kodak during the period beginning January 1, 2006 and ending June 30, 2007, except that the Company may purchase up to 1% of its North American requirements for film from other vendors for testing and evaluation. The Company has agreed to purchase a minimum number of rolls of color negative film from Kodak during the period. In the event the Company fails to purchase a minimum number of rolls of film, Kodak may recover from the Company an amount equal to the difference between the actual number of rolls purchased and the minimum requirement.

The Supply Agreement is terminable for cause by either party in the event the other party experiences certain bankruptcy or insolvency events or in the event the other party materially breaches the Supply Agreement and fails to cure the breach after 60 days written notice. Either party may terminate the Supply Agreement without cause upon six months advance written notice to the other. Kodak my terminate this agreement immediately by providing written notice to the Company if the Company attempts to assign this agreement without Kodak’s prior written consent, fails to meet its minimum purchase requirements, or transfers, directly or indirectly, to a competitor of Kodak, 50% or more of either the assets or the voting stock of the Company. Kodak my also terminate this agreement immediately, without an opportunity by the Company to cure, by providing written notice to the Company of a material breach of the agreement if the Company resells any of the products purchased under this agreement. Unless terminated earlier, the Supply Agreement will continue in effect until June 30, 2007. Neither party is obligated to renew this agreement at the end of the term nor to extend this agreement beyond the original term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTRAIT CORPORATION OF AMERICA, INC.

Date: January 5, 2006	By: /s/ R. David Alexander
R. David Alexander
President, Chief Executive Officer, and Chairman of the Board